Advice of Delivery;
Facsimile Delivered by Telecopier to (518) 459-8399

October 7, 2005

Mark Chalachan, C. P. A.
ARTHUR PLACE & COMPANY, P.C.
1218 Central Avenue
Albany, New York 12205

Subject: Arthur Place's Resignation as Montana's
Certifying Accountants

Dear Mr. Place:

     On or about January 24, 2005, I entered into a private securities transaction with Leslie M. Apple, Esq., of Rensselaer, New York; whereby, I purchased approximately 95.0% of the total issued and outstanding shares of stock in Montana Acquisition Corporation, a Delaware corporation ("Montana").

     Subsequently, on or about September 15, 2005, I assigned my entire interest in Montana to M. H. T. of Brevard, Inc., a Florida corporation ("MHT"), subject to Mr. Apple's definitive approval of the respective assignment and assumption of my personal obligations.

     Consequently, as the result of those transactions, and, principally, as Montana's obligation under Federal securities laws (in addition to having become my personal obligation and the obligation of MHT to Mr. Apple, under that certain common stock purchase agreement), Montana must timely file its delinquent and current transitional, quarterly, current, and

Mr. Arthur H. Place, October 7, 2005, Page 1 of 4

annual reports with the Securities and Exchange Commission (the "SEC"). Moreover, in order to pursue an improved plan of operation for Montana, primarily, in an effort to further develop the company for the benefit of its shareholders and others, it was and remains necessary for me to implement certain ongoing changes regarding Montana's corporate administration and governance. Among these changes, is the change to Montana's certifying accountant, which was approved by Montana's Board of Directors on April 7, 2005, and which was ratified by Montana's shareholders (by corporate action under written consent in lieu of a meeting) on April 8, 2005.

     As the result of those certain actions, Montana was required to then file a current report with the SEC on a Form 8-K reflecting the change in its certifying accountant.

     According to our records, your firm prepared and subsequently opined on Montana's financial condition from the date of its inception through August 31, 2001. Furthermore, your firm provided Montana with its consent to use these statements in its Form SB-2 Registration Statement that it filed with the SEC on September 20, 2000, to include all amendments, supplements, and comments thereto and thereunder.

     Under my control and at my direction, without any conclusion on my part as to your firm's capability, I nominated a PCAOB qualified accountant to serve as Montana's certifying accountant, the firm of which I was better acquainted and with which I, or my associates, have had prior dealings.

     Consequently, as the result of my decision to appoint Michael T. Studer, C.P.A., P.C. of Freeport, New York, to serve as Montana's certifying accountant, and because Montana's Board of Directors' decision to not have Arthur Place & Company, P.C. stand for reelection and/or reappointment as its certifying auditor, I will accept its resignation from its position with Montana; moreover, I respectfully request that your firm tender its resignation to Montana on the grounds that it was not considered, or that it did not consider, to stand for reelection and/or reappointment, and, to that extent, I ask that your firm provide me with a letter that contains the information, as it may apply to your firm's resignation, which should be prepared in accordance with the applicable provisions of 17 CFR 228.304.

     Further, I respectfully request that your firm expedite my request and that you deliver your firm's resignation, in its appropriate form, to include the response information required by Federal law, to the address first above written - at your

Mr. Arthur H. Place, October 7, 2005, Page 2 of 4

firm's earliest convenience. To no avail, I have placed numerous telephone calls to your Albany offices from Monday, October 3 to-date. Should I not receive your firm's letter of resignation, I must file the relevant Form 8-K and, thereafter, Montana may file an amendment thereto in order to include your reply and response, accordingly (as required by Federal law).

     I am assuming, by my personal review of Montana's existing financial records and books-of-account, that no balance is due your firm by Montana for the work it had previously performed for and rendered to Montana, while Montana was under the direction and control of Mr. Apple. Should an unpaid balance exist on Montana's account with you, kindly indicate that information in your reply to this letter. In addition, please notify Montana's compiling accountant, John J. Marchaesi, of your claim for any amount due your firm by Montana, so that he may account for the amount on Montana's quarterly and/or annual reports. Mr. Marchaesi's telephone number is (585) 334-9410.

     YOUR FIRM HAS CERTAIN SPECIFIC RIGHTS IN THIS REGARD UNDER FEDERAL SECURITIES LAWS. WE ENCOURAGE YOU TO CONSULT WITH QUALIFIED COUNSEL PRIOR TO REPLYING TO THIS CORRESPONDENCE OR PROCEEDING WITH ANY ACTION AGAINST MONTANA IN THIS MATTER.

     Please note: Under the terms of my agreement with Mr. Apple, Montana owed no debts and had no liabilities or obligations as on the date of my purchase of Montana stock. However, this controversy may be resolved on a later date, subject, of course, to your firm's reply to my letter.

     In my effort to establish Montana's reporting integrity to the public with the SEC, to perform on my contractual obligations to Mr. Apple, and, in the overall, to continue to pursue Montana's development objectives, I am anxious to timely and accurately file Montana's report of the specific event that is subject hereof with the SEC.

     May I thank you in advance for your courtesy and timely attention to this matter.

     Once again, should you have any questions, or if your firm's views are contrary to my statements herein, please do not

Mr. Arthur H. Place, October 7, 2005, Page 3 of 4

hesitate to contact me at the area code and telephone number first above written or by writing to me in care of the address first above written.

Very truly yours,
MONTANA ACQUISITION CORPORATION

/s/ Randolph S. Hudson

Randolph S. Hudson
President

cc:	M. H. T. of Brevard, Inc.
Michael H. Troso
Michael P. Grande
Leslie M. Apple, Esq.
Stephen D. Rogoff, Esq.
Michael T. Studer, C.P.A., P.C.
John J. Marchaesi, C. P. A.

Mr. Arthur H. Place, October 7, 2005, Page 4 of 4